PROSPECTUS SUPPLEMENT NO. 3 DATED OCTOBER 1, 2008	Filed Pursuant to Rule 424(b)(3)

(To Prospectus dated April 1, 2008)	Registration No. 333-150027

$200,000,000

3% Convertible Senior Subordinated Notes due 2038
and 4,470,273 Shares of Common Stock
Issuable Upon Conversion of the Notes

This prospectus supplement relates to resales by selling securityholders of our 3% Convertible Senior Subordinated Notes due 2038 and shares of our common stock issuable upon conversion of the notes.

This prospectus supplement must be read in conjunction with the Prospectus dated April 1, 2008 (the “Prospectus”).

SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS, AS THEY MAY BE MODIFIED AND INCORPORATED BY REFERENCE, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 1, 2008

SELLING SECURITYHOLDERS

SELLING SECURITYHOLDERS

The information in the table appearing in the Prospectus under the heading “Selling Securityholders” is superseded by the information appearing in the following table based on information provided to us by the selling securityholders as of October 1, 2008:

	Principal					Number of
	Amount of Notes	Number of		Number of Shares	Principal	Shares of
	Beneficially	Shares of		of Common Stock	Amount of Notes	Common Stock
	Owned Prior to	Common Stock		Issuable Upon	Beneficially	Beneficially
	the Offering and	Beneficially		Conversion of the	Owned Upon	Owned Upon
	that May	Owned Prior to		Notes that May	Completion of	Completion of
Selling Securityholder	be Offered	the Offering(1)		be Offered(2)	the Offering(3)	the Offering(3)

Absolute Strategies Fund(4)	$392,000	8,762		8,762
Arkansas PERS(5)	$500,000	11,176		11,176
Arpeggio Fund(6)	$200,000	4,470		4,470
Banc of America Securities LLC(7)(8)	$5,500,000	204,087	(9)	122,932		81,155
Boilermakers Blacksmith Pension Trust(5)	$520,000	11,623		11,623
Citadel Equity Fund, Ltd.(7)(10)	$64,750,000	1,514,301	(11)	1,447,247		67,054
Continental Assurance Company on behalf of its Separate Account(E)(7)	$100,000	2,235		2,235
Credit Suisse Securities (USA) LLC(7)	$25,700,000	574,428		574,428
CSV Limited(6)	$1,000,000	22,351		22,351
DBAG London(7)(12)	$31,200,000	697,361		697,361
FPL Group Employees Pension Plan(5)	$275,000	6,147		6,147
GRT Topaz Offshore Partners, Ltd.(13)	$130,000	2,906		2,906
GRT Topaz Partners (QP), L.P.(13)	$120,000	2,682		2,682
Highbridge Convertible Arbitrage Master Fund LP(14)	$1,600,000	35,762		35,762
Highbridge International LLC(15)	$8,650,000	388,751	(16)	193,339		195,412
International Monetary Fund(6)	$300,000	6,705		6,705
Jabcap Multi Strategy Master Fund Limited(17)	$10,125,000	226,307		226,307
J-Invest Ltd(18)	$2,375,000	53,084		53,084
Merrill Lynch, Pierce, Fenner & Smith Incorporated(7)	$500,000	21,232	(19)	11,176		10,056
Rampert Convertible Arbitrage Investors, LLC(I)(20)	$900,000	20,116		20,116
Rampert Convertible Arbitrage Investors, LLC (II)(20)	$1,100,000	24,586		24,586
Rhapsody Fund, LP(6)	$400,000	8,941		8,941
SSI Hedged Convertible Opportunity Fund(4)	$1,170,000	26,151		26,151
United Technologies Corporation Master Retirement Trust(4)	$383,000	8,561		8,561
Viacom, Inc. Pension Plan Master Trust(4)	$55,000	1,229		1,229
Vicis Capital Master Fund(21)	$6,000,000	134,108		134,108
Visium Balanced Fund, LP(22)	$4,470,230	193,815	(23)	99,915		93,900

	Principal					Number of
	Amount of Notes	Number of		Number of Shares	Principal	Shares of
	Beneficially	Shares of		of Common Stock	Amount of Notes	Common Stock
	Owned Prior to	Common Stock		Issuable Upon	Beneficially	Beneficially
	the Offering and	Beneficially		Conversion of the	Owned Upon	Owned Upon
	that May	Owned Prior to		Notes that May	Completion of	Completion of
Selling Securityholder	be Offered	the Offering(1)		be Offered(2)	the Offering(3)	the Offering(3)

Visium Balanced Offshore Fund, Ltd.(22)	$10,060,375	392,262	(24)	224,862		167,400
Visium Long Bias Fund, LP(22)	$1,366,940	64,753	(25)	30,553		34,200
Visium Long Bias Offshore Fund, Ltd.(22)	$4,602,455	207,371	(26)	102,871		104,500
Wells Fargo & Company(7)	$1,000,000	22,351		22,351
Xavex Convertible Arbitrage 5(7)(27)	$350,000	7,823		7,823
All other holders of notes or future transferees, pledges, donees, assignees or successors of any such holders(28)(29)	$14,205,000	317,500		317,500

(1)	Shares in this column include the maximum number of shares of common stock issuable upon conversion of the notes, a maximum number of additional shares as described in footnotes (9), (11), (16) and (19) below and shares upon exercise of call options as described in footnotes (23), (24), (25) and (26) below.

(2)	Assumes conversion of all of the securityholders’ notes at a conversion rate of approximately 22.3513 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Assumes that each selling securityholder will sell all of the notes and common stock issuable upon conversion of the notes owned by the selling securityholder and covered by this Prospectus and will retain all other securities of the Company held by it other than those covered by this Prospectus.

(4)	John Gottfurcht, Amy Jo Gottfurcht and George Douglas are the shareholders of SSI Investment Management, which has ultimate voting and dispositive power over the securities stated as beneficially owned by this selling securityholder. Messrs. Gottfurcht and Douglas and Ms. Gottfurcht disclaim beneficial ownership of the securities stated as beneficially owned by this selling securityholder.

(5)	Ann Houlihan may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(6)	Eric White may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(7)	This selling securityholder is, or is an affiliate of, a registered broker-dealer. Each selling securityholder that is a registered broker-dealer or affiliated with a registered broker-dealer has represented to us that the notes and shares of common stock issuable upon conversion of the notes held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by it or the shares of common stock issuable upon conversion of the notes held by it. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business, or did have such an agreement or understanding, we will file a supplement to the Prospectus to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

(8)	Banc of America Securities LLC, or BAS, and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services to us or our affiliates for which BAS has received, and may in the future receive, customary fees. In addition, BAS and its affiliates have owned, currently own or may own, our equity or equity-like securities.

(9)	Includes a maximum of 81,155 shares of common stock issuable upon conversion of $2,388,000 principal amount of 2025 Notes beneficially owned by this selling securityholder.

(10)	Citadel Limited Partnership, or CLP, is the trading manager of Citadel Equity Fund Ltd., or CEF, and consequently has investment discretion over securities held by CEF. Citadel Investment Group, L.L.C., or CIG, controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by CEF. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the securities held by CEF. Goldman Sachs, Credit Suisse and Deutsche Bank Securities are the beneficial owners of $23,250,000, $11,800,000 and $29,700,000 principal amount of notes, respectively.

(11)	Includes a maximum of 67,054 shares of common stock issuable upon conversion of $3,000,000 principal amount of registered notes beneficially owned by this selling securityholder.

(12)	John Arnone may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(13)	GRT Capital Partners, L.L.C. acts as investment manager of the selling securityholder and has voting power and investment control over the securities stated as beneficially owned by this selling securityholder. Gregory B. Fraser, Rudolph K. Kluiber and Timothy A. Krochuk are the sole managing members of GRT Capital Partners, L.L.C. and may be deemed to have such voting power and investment control through GRT Capital Partners, L.L.C. GRT Capital Partners, L.L.C. and Messrs. Fraser, Kluiber and Krochuk disclaim beneficial ownership of the securities stated as beneficially owned by this selling securityholder.

(14)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(15)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(16)	Includes a maximum of 195,412 shares of common stock issuable upon conversion of $5,750,000 principal amount of 2025 Notes beneficially owned by this selling securityholder.

(17)	Jabre Capital Partners SA is the investment manager of Jabcap Multi Strategy Master Fund Limited. Philippe Jabre is the sole owner of Jabre Capital Partners SA and may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(18)	Jabre Capital Partners SA is the investment manager of J-Invest Ltd. Philippe Jabre is the sole owner of Jabre Capital Partners SA and may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(19)	Includes a maximum of 10,056 shares of common stock issuable upon conversion of $503,000 principal amount of 2023 Notes beneficially owned by this selling securityholder.

(20)	Jack Feiler, Chief Investment Officer of Palisade Capital Management, LLC, may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(21)	Vicis Capital LLC is the investment manager of this selling securityholder. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC and therefore may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder. Each of Shad Stastney, John Succo and Sky Lucas disclaim beneficial ownership of any of the securities offered by this selling securityholder.

(22)	Visium Asset Management, LLC, or VAM, is the investment adviser to the selling securityholder. Mark Gottlieb is a member of VAM and as Chief Compliance Officer has been granted authority to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(23)	Includes a maximum of 93,900 shares of common stock upon exercise of call option contracts beneficially owned by this selling securityholder.

(24)	Includes a maximum of 167,400 shares of common stock upon exercise of call option contracts beneficially owned by this selling securityholder.

(25)	Includes a maximum of 34,200 shares of common stock upon exercise of call option contracts beneficially owned by this selling securityholder.

(26)	Includes a maximum of 104,500 shares of common stock upon exercise of call option contracts beneficially owned by this selling securityholder.

(27)	Ramius Capital is the investment adviser of Xavex Convertible Arbitrage 5, or Xavex, and consequently has voting control and investment discretion over securities held by Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Xavex. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(28)	Information about other selling securityholders will be set forth in prospectus supplements or amendments, if required.

(29)	Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at a conversion rate of approximately 22.3513 shares of common stock per $1,000 principal amount of the notes.

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